Exhibit 99(j)(2)

Consent of Ernst & Young LLP, Independent Registered Public
Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in each Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment No. 79 to the Registration Statement (Form N-1A, No. 002-97596) of Van Eck Funds and to the incorporation by reference of our report dated February 27, 2009 on Emerging Markets Fund, Global Hard Assets Fund, and International Investors Gold Fund (three of the Funds of Van Eck Funds) included in the Annual Report to Shareholders for the fiscal year ended December 31, 2008.

ERNST & YOUNG LLP

New York, NY
April 17, 2009